                                                                  EXHIBIT 11.1
                           ASPECT DEVELOPMENT, INC.
                      COMPUTATION OF NET INCOME PER SHARE
               (IN THOUSANDS, EXCEPT PER SHARE DATA; UNAUDITED)

                                             Three months ended     Six months ended
                                                  June 30,              June 30,
                                             ------------------    -----------------
                                              1997       1996       1997       1996
                                             ------     ------     ------     ------
Common Stock:
      Weighted average common stock
       outstanding during the period ...     12,531     10,321     12,443      7,866

Common Stock Equivalents:
      Net effect of dilutive options and
      warrants based upon treasury stock
       method ..........................      1,433      2,086      1,513      1,509

Convertible preferred stock ............                    --                 1,843

Stock related to SAB No. 64 and 83 .....                    --                   411
                                             ------     ------     ------     ------
Shares used in per share computations ..     13,964     12,407     13,956     11,629
                                             ======     ======     ======     ======

Net income .............................     $1,389     $  364     $2,313     $  552
                                             ======     ======     ======     ======

Net income per share ...................     $ 0.10     $ 0.03     $ 0.17     $ 0.05
                                             ======     ======     ======     ======
